SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 21, 2005

COMMUNITY CENTRAL BANK CORPORATION (Exact name of Registrant as specified in its Charter)

Michigan State or other jurisdiction of incorporation)	000-33373 (Commission File No.)	38-3291744 (IRS Employer Identification Number)

P.O. Box 7 Mount Clemens, Michigan 48046-0007 (Address of principal executive offices, including zip code)

Registrant's telephone number, including area code: (586) 783-4500

N/A (Former name or former address, if changed since last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 5.02. Departure of Directors or Principal Officers: Election of Directors; Appointment of Principal Officers.

            On June 21, 2005, the Boards of Directors of Community Central Bank Corporation and Community Central Bank, the wholly-owned operating subsidiary of the Corporation, each appointed John W. Stroh, III to their respective Boards of Directors effective as of June 30, 2005, the closing date for the merger of Community Central Bank and River Place Financial Corporation. Mr. Stroh's term will expire in 2008. Mr. Stroh was appointed to the Board of Directors of the Corporation and the Bank in accordance with the terms of the merger agreement between the Corporation, the Bank and River Place, which requires the Corporation to appoint one person who is a Stroh family member and a director of River Place to the Corporation's and the Bank's Boards.

            Mr. Stroh will serve on the Trust Committee of the Board of Directors of the Bank, which was established in connection with the Bank's receipt of regulatory approval to exercise trust powers. The other members of the Trust Committee are: Ray T. Colonius, Ronald R. Reed and David A. Widlak.

            John W. Stroh, III currently serves as the Vice President, Secretary and as a director of River Place.

            The only transactions between Mr. Stroh and the Corporation or the Bank involve Mr. Stroh's exchange of his stock in River Place for the merger consideration.

            As a result of Mr. Stroh's appointments to the Boards of Directors of Community Central Bank Corporation and Community Central Bank, the size of the Board of Directors of the Corporation will be increased from nine members to ten members and the size of the Board of Directors of the Bank will be increased from ten members to 11 members, each effective as of June 30, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

COMMUNITY CENTRAL BANK CORPORATION
Date: June 27, 2005	By:	/s/ Ray T. Colonius
Ray T. Colonius (Duly Authorized Officer) Chief Financial Officer